As filed with the Securities and Exchange Commission on October 24, 2025
Registration No. 333-258206
Registration No. 333-263429
Registration No. 333-270415
Registration No. 333-277854
Registration No. 333-285782

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-258206
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-263429
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-270415
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-277854
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-285782

UNDER
THE SECURITIES ACT OF 1933

MeridianLink, Inc.
(Exact name of registrant as specified in its charter)

Delaware	82-4844620
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1 Venture, Suite 235 Irvine, CA 92618	92618
(Address of Principal Executive Offices)	(Zip Code)

2021 Stock Option and Incentive Plan
2021 Employee Stock Purchase Plan
(Full title of the plans)

Laurence E. Katz
Chief Executive Officer and President
MeridianLink, Inc.
1 Venture, Suite 235
Irvine, CA 92618
(Name and address of agent for service)

(714) 708-6950
(Telephone Number, including area code, of agent for service)

With a copy to:

Sharon Freiman, P.C.
Katherine Shaia
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer		Smaller reporting company	☐
☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements (collectively, the “Registration Statements”) filed by MeridianLink, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-258206, filed with the SEC on July 28, 2021, registering 13,171,588 shares of common stock of the Company, $0.001 par value per share (the “Common Stock”), issuable pursuant to the Company’s 2021 Stock Option (the “Incentive Plan”) and 810,345 shares of Common Stock issuable pursuant to the Company's Incentive Plan 2021 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”).

•
Registration Statement No. 333-263429, filed with the SEC on March 10, 2022, registering 4,021,250 shares of Common Stock issuable pursuant to the Incentive Plan and 804,250 shares of Common Stock issuable pursuant to the Employee Stock Purchase Plan.

•
Registration Statement No. 333-270415, filed with the SEC on March 9, 2023, registering 4,035,403 shares of Common Stock issuable pursuant to the Incentive Plan and 807,081 shares of Common Stock issuable pursuant to the Employee Stock Purchase Plan.

•
Registration Statement No. 333-277854, filed with the SEC on March 12, 2024, registering 3,922,133 shares of Common Stock issuable pursuant to the Incentive Plan and 784,427 shares of Common Stock issuable pursuant to the Employee Stock Purchase Plan.

•
Registration Statement No. 333-285782, filed with the SEC on March 13, 2025, registering 3,802,484 shares of Common Stock issuable pursuant to the Incentive Plan and 760,497 shares of Common Stock issuable pursuant to the Employee Stock Purchase Plan.

On October 24, 2025, pursuant to the Agreement and Plan of Merger, dated as of August 11, 2025 (the “Merger Agreement”), by and among the Company, ML Holdco, Inc. (as successor to ML Holdco, LLC), a Delaware corporation (“Parent”), and ML Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a private company and a wholly owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all of the offerings and sales of the Company’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Company registered under such Registration Statements which remain unsold at the termination of the offering, the Company hereby removes from registration, by means of these Post-Effective Amendments, all of the securities of the Company registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on October 24, 2025.

MeridianLink, Inc.

By:	/s/ Laurence E. Katz
Name:	Laurence E. Katz
Title:	Chief Executive Officer and President

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.